UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 16, 2004 (July 16, 2004)

AXESSTEL, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15373 Innovation Drive, Suite 200, San Diego, California	92128
(Address of Principal Executive Offices)	(Zip Code)

(858) 613-1500

(Registrant’s telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure

On July 16, 2004, Axesstel, Inc. announced developments concerning its subsidiary (Axesstel-California) and Axess Telecom Co., Ltd., a company located in the Republic of Korea (ATC). ATC and Axesstel-California were parties to a Development Agreement dated September 15, 2001 and a Distribution Agreement dated January 31, 2002.

Under the Development Agreement, Axesstel-California agreed to develop an IS 95A Wireless Local Loop (WLL) product for ATC. Axesstel-California rescinded the Development Agreement in 2002 as a result of certain breaches by ATC. Under the Distribution Agreement, Axesstel-California was granted the exclusive right to distribute ATC’s CDMA WLL phones and terminals in the United States of America, Latin America, South America, the Caribbean and Canada. ATC purported to terminate the Distribution Agreement in early 2003.

Axesstel-California believes that ATC was using intellectual property rights developed by Axesstel-California and its former subsidiary under the Development Agreement despite the rescission, and ATC has apparently continued to do so after verbal warning. ATC has verbally indicated its belief that it is entitled to use such intellectual property rights. ATC has further indicated an intention to file a lawsuit against Axesstel-California in South Korea. The action is purported to involve a covenant in the Development Agreement whereby Axesstel-California agreed not to develop CDMA WLL products or compete in the CDMA WLL business without ATC’s consent for a period of five years from the date of the Development Agreement, and possibly certain other claims. The covenant includes a provision stating a payment for its breach of $1 billion KRW (approximately $860,000 U.S.), although ATC has indicated that it intends to seek damages greater than such amount. Axesstel-California believes it is no longer bound by any provisions of the Development Agreement as a result of the rescission thereof, and believes it has other meritorious defenses to ATC’s purported claims. Axesstel-California further believes it has various claims against ATC, including infringement and breach of contract associated with the Development Agreement and the Distribution Agreement.

Axesstel-California intends to pursue and defend its positions with respect to the Development Agreement and the Distribution Agreement vigorously should litigation develop. Litigation is by its nature subject to inherent uncertainties, and an adverse result in these or other matters may harm our business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXESSTEL, INC., a Nevada corporation

Date: July 16, 2004	By:	/s/ Patrick Gray
Patrick Gray
Vice President of Operations and Controller